UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): February 22, 2010
M.D.C. Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8951	84-0622967

(State or other	(Commission file number)	(I.R.S. employer
jurisdiction of		identification no.)
incorporation)
4350 South Monaco Street, Suite 500, Denver, Colorado 80237
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (303) 773-1100
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN
                 OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
(c)	On February 22, 2010, M.D.C. Holdings, Inc. (the “Company”) hired Vilia Valentine to serve as the Company’s Vice President – Finance, Corporate Controller and Chief Accounting Officer. Simultaneously, Christopher M. Anderson, the Company’s Senior Vice President and Chief Financial Officer, relinquished the title of Principal Accounting Officer effective upon the hiring of Ms. Valentine who, as Chief Accounting Officer, will serve as the Company’s principal accounting officer. It is anticipated that, for purposes of Section 16 of the Securities Exchange Act of 1934 (and the rules thereunder) and Item 401 of SEC Regulation S-K, Ms. Valentine will not constitute an officer or executive officer for reporting purposes under those respective legal provisions. Ms. Valentine will hold office until her successor is duly elected and qualified or until her resignation, retirement, death or removal from office.

Ms. Valentine, 49, formerly was employed by Gaiam, Inc., a provider of healthy lifestyle goods and services, where she served as chief financial officer from 2006 to 2010. While at Gaiam, Inc., Ms. Valentine had responsibility for that company’s financial operations including public reporting, planning and analysis, tax, audit and accounting functions. From 2000 to 2006, Ms. Valentine was employed by Verio Inc., a web hosting company and internet services provider, where she served as chief financial officer from 2005 to 2006 and as vice president – controller from 2000 to 2005, and managed that company’s financial matters for its domestic and international operations. Previously, Ms. Valentine was employed by Corporate Express, Inc. as its vice president – corporate controller. None of these companies are affiliates of M.D.C. Holdings, Inc.

Ms. Valentine’s annual base salary is $270,000 and she is eligible to receive an annual cash discretionary bonus, which will be pro-rated based upon her date of hire and will be payable in January 2011. The annual bonus target is 50% of the annual base salary. Additionally, on her start date, February 22, 2010, Ms. Valentine received a stock option grant covering 6,500 shares of stock and also received an award of $70,000 (valued as of February 22, 2010) in shares of restricted stock, all under the terms and conditions of the Company’s 2001 Equity Incentive Plan. The stock option has a life of ten years and an exercise price of $34.51 per share (the closing price on February 22, 2010), and will become exercisable as to 25% of the shares over four years, beginning on the first anniversary of the date of the grant. The restrictions on the restricted stock will lapse as to 25% of the shares over four years, beginning on the first anniversary of the date of the award.

The Company is also providing Ms. Valentine with a Change in Control and Separation Agreement (the “Agreement”). Pursuant to the Agreement, if a Change in Control Event occurs, Ms. Valentine may elect within 90 days after the Change in Control Event to terminate her employment, if not previously terminated by the Company, and to receive a Change in Control payment. The Change in Control payment equals the sum of Ms. Valentine’s annual base salary in effect immediately prior to the Change in Control Event and the amount of her last regular bonus not to exceed 50% of the salary then in effect. If a Change in Control Event occurs, Ms. Valentine also would be entitled to continue to participate in the Company’s employee benefit plans, policies and arrangements that provide insurance and medical benefits on the same basis as provided to her prior to the Change in Control Event for a period of twelve months after the date of termination of her employment.

If a Change in Control occurs, all options, dividend equivalents and other rights granted to Ms. Valentine under any Company equity incentive plan shall be accelerated and become exercisable immediately prior to the closing of the Change in Control. If the Change in Control is not consummated, Ms. Valentine’s election to exercise such options and other rights shall be of no effect and her options shall remain subject to their original restrictions.

For purposes of the Agreement, a “Change in Control Event” occurs if a Change in Control is followed by a “Material Change.” A Material Change is defined in the Agreement to occur if Ms. Valentine’s employment is terminated without “cause” (as defined in the Agreement) or if, following the Change in Control, there is a diminishment of Ms. Valentine’s title, position, or reporting relationship.

Also, for a period of 36 months following her date of hire, if Ms. Valentine’s employment is terminated by the Company other than for cause, death or disability under circumstances where she is not entitled to a Change in Control payment, Ms. Valentine will receive an amount equal to her annual base salary then in effect.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

M.D.C. HOLDINGS, INC.
Dated: February 24, 2010	By:	/s/ Joseph H. Fretz
Joseph H. Fretz
Secretary and Corporate Counsel

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